GOODWIN PROCTER	Goodwin Procter LLP	T: 617.570.1000
	Counsellors at Law	F: 617.523.1231
	Exchange Place	goodwinprocter.com
Boston, MA 02109

September 21, 2005

Professionally Managed Portfolios
615 East Michigan
Milwaukee, WI 53202

Ladies and Gentlemen:

As special Massachusetts counsel to Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), we have been asked to render this opinion in connection with the registration of an unlimited number of shares of the Trust representing interests in the “CAN SLIM Select Growth Fund” (the “Shares”), as more fully described in the prospectus and statement of additional information contained in Amendment No. 227 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”).

We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold at a price of not less than the net asset value per share thereof and substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the prospectus and statement of additional information relating to the Shares as such documents may from time to time be amended and/or supplemented, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP